united states
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021

XOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39598	98-1550505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3550 Tyburn Street, Unit 100 Los Angeles, California	90065
(Address of principal executive offices)	(Zip Code)

(818) 316-1890
(Registrant’s telephone number, including area code)

2255 Glades Road, Suite 324A
Boca Raton, FL 33431
(561) 208-8860
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	XOS	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	XOSWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 3.03, 5.03 and 5.05 of Form 8-K.

The Domestication and Mergers

As previously disclosed, on February 21, 2021, NextGen Acquisition Corporation, a Cayman Islands exempted company limited by shares (“NextGen”), entered into an Agreement and Plan of Merger, as amended on May 14, 2021 (the “Merger Agreement”), by and among NextGen, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”).

On August 19, 2021, as contemplated by the Merger Agreement and described in the section titled “Domestication Proposal” beginning on page 131 of the definitive proxy statement/final prospectus, dated July 30, 2021 (the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”), NextGen filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which NextGen was domesticated and continues as a Delaware corporation, changing its name to “Xos, Inc.” (the “Domestication”).

On August 20, 2021, as contemplated by the Merger Agreement and described in the section titled “BCA Proposal” beginning on page 82 of the Proxy Statement/Prospectus, Legacy Xos consummated the merger transactions contemplated by the Merger Agreement, whereby (i) Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (“Xos” or the “Company,” and such transaction the “Merger” and collectively with the Domestication, the “Business Combination”). As a result of the Merger, among other things, all outstanding shares of common stock of Legacy Xos (“Legacy Xos Common Stock”) as of immediately prior to the Closing, together with shares of Legacy Xos Common Stock reserved in respect of Legacy Xos Awards (as defined below and as described further in the immediately succeeding paragraph) outstanding as of immediately prior to the Closing or resulting from the conversion of shares of Legacy Xos’ preferred stock, and, that were converted into awards based on shares of common stock of the Company (“Common Stock”), par value $0.0001 per share, were cancelled in exchange for the right to receive, or the reservation of, an aggregate of 127,626,116 shares of Common Stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Common Stock. With respect to the Legacy Xos Awards, all (i) options to purchase shares of Legacy Xos Common Stock, (ii) restricted stock units based on shares of Legacy Xos Common Stock and (iii) restricted shares of Legacy Xos Common Stock outstanding as of immediately prior to the Merger (together, the “Legacy Xos Awards”) were converted into (a) options to purchase shares of Common Stock, (b) restricted stock units based on shares of Common Stock (“RSUs”) and (c) restricted shares of Common Stock, respectively. Additionally, certain eligible securityholders of Legacy Xos may receive up to 16,421,919 shares of Common Stock upon the achievement of certain closing share price targets ($14, $20, and $25), during the time period between February 21, 2021 and August 20, 2026.

In connection with the consummation of the Business Combination (the effective time of the consummation shall be referred to as the “Closing” and such date of the Closing, the “Closing Date”), (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of NextGen (the “NextGen Class A Ordinary Shares”), converted automatically, on a one-for-one basis, into one share of Common Stock; (2) each then issued and outstanding redeemable warrant of NextGen (the “NextGen Warrants”) converted automatically into a redeemable warrant to acquire one share of Common Stock (the “Warrants”); and (3) each of the then issued and outstanding units of NextGen that have not been previously separated into the underlying NextGen Class A Ordinary Shares and underlying NextGen Warrants upon the request of the holder thereof (the “NextGen Units”), were cancelled and each holder received one share of Common Stock and one-third of one Warrant.

A description of the Business Combination and the terms of the Merger Agreement are included in the Proxy Statement/Prospectus in the section entitled “BCA Proposal” beginning on page 82 of the Proxy Statement/Prospectus.

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by the full text of the Merger Agreement and amendment thereto, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and incorporated herein by reference.

PIPE Investment

Pursuant to the subscription agreements (the “Subscription Agreements”) entered into on February 21, 2021, by and among NextGen and certain investors (collectively, the “PIPE Investors”), (i) the Company issued and sold to the PIPE Investors (substantially concurrently with the consummation of the Merger) an aggregate of 19,600,000 shares of Common Stock and (ii) the Founders (as defined below) sold to the PIPE Investors an aggregate of 2,000,000 shares of Common Stock, for an aggregate purchase price of $216.0 million (the “PIPE Investment”), of which 50,000 shares were purchased by affiliates of NextGen Sponsor LLC (“NextGen Sponsor”). On the Closing Date, one of the PIPE Investors, Grantchester C Change, LLC., did not fund their $4.0 million committed amount under the binding Subscription Agreement. The Company is currently in discussions with them. The terms of the Subscription Agreements are described in the Proxy Statement/Prospectus in the section entitled “BCA Proposal—Related Agreements—Subscription Agreements” beginning on page 99 of the Proxy Statement/Prospectus.

The foregoing description of the Subscription Agreements is a summary only and is qualified in its entirety by the full text of the form of Subscription Agreement, a copy of the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.01.	Entry into a Material Definitive Agreement.

Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, the Company, NextGen Sponsor and certain other parties entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities of Xos that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The A&R Registration Rights Agreement amends and restates that certain Registration Rights Agreement by and among NextGen, NextGen Sponsor and the other parties thereto, dated October 6, 2020 and entered into in connection with NextGen’s initial public offering and that certain Investor Rights Agreement by and among Legacy Xos and the other parties thereto, dated December 31, 2020. The A&R Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the A&R Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein). The terms of the A&R Registration Rights Agreement are described in the Proxy Statement/Prospectus in the section entitled “BCA Proposal—Related Agreements—Registration Rights Agreement” beginning on page 99 of the Proxy Statement/Prospectus.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by the full text of the A&R Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.4 and incorporated herein by reference.

Lock-Up Agreements

In connection with the Business Combination, on the Closing Date, certain stockholders, officers and directors of Legacy Xos (the “Lock-Up Stockholders”) entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they will be contractually restricted from selling or transferring any of (i) shares of Common Stock held by them immediately following the Closing and (ii) any shares of Common Stock that result from converting securities they held immediately following the Closing (the “Lock-Up Shares”). Such restrictions begin on Closing Date and end on the date that is 180 days after the Closing Date.

Additionally, Dakota Semler and Giordano Sordoni (the “Founders”) agreed to additional lock-up restrictions beyond those described above. During the term beginning on the 180th day after the Closing Date and ending two years following the Closing Date, the Founders are only permitted to sell their Lock-Up Shares via written trading plans in compliance with Rule 10b5-1 under the Exchange Act. The foregoing description of the Lock-Up Agreements is qualified in its entirety by the full text of the form of Lock-Up Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

NextGen Sponsor entered into a letter agreement, dated October 6, 2020, by and among NextGen, NextGen Sponsor and the other parties thereto, pursuant to which NextGen Sponsor is subject to a lock-up ending on the earlier of (i) the date that is one year after the Closing Date and (ii) the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

Indemnification Agreements

In connection with the Business Combination, on the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or any other company or enterprise to which the person provides services at the Company’s request.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

FORM 10 INFORMATION

Prior to the Closing, the Company was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose only assets consist of equity interests in Xos Fleet, Inc. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as NextGen was immediately before the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this Current Report on Form 8-K, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the Company’s ability to recognize the costs and anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

●	changes in domestic and foreign business, market, financial, political, legal conditions and applicable laws and regulations;

●	the outcome of any legal proceedings against the Company;

●	the financial and business performance of the Company, including risk of uncertainty in our financial projections and business metrics and any underlying assumptions thereunder and our ability to convert backlog orders into deliveries;

●	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the Company’s ability to maintain an effective system of internal controls over financial reporting;

●	the Company’s ability to grow market share in its existing markets or any new markets it may enter;

●	the Company’s ability to respond to general economic conditions;

●	the Company’s ability to manage its growth effectively;

●	the Company’s ability to achieve and maintain profitability in the future;

●	the Company’s ability to access sources of capital to finance operations, growth and future capital requirements;

●	the Company’s ability to maintain and enhance its products and brand, and to attract customers;

●	the Company’s ability to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

●	the success of strategic relationships with third parties;

●	the Company’s ability to scale in a cost-effective manner;

●	developments and projections relating to the Company’s competitors and industry;

●	the impact of health epidemics, including the COVID-19 pandemic, on the Company’s business and the actions the Company may take in response thereto;

●	the impact of global economic conditions, such as supply chain disruptions which the COVID-19 pandemic has contributed to;

●	the Company’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended;

●	market acceptance of our Fleet-as-a-Service offering and potential changes to the regulatory requirements and restrictions on the use of customer data;

●	our ability to find new partners for our Fleet-as-a-Service offering;

●	our ability to find and retain critical employee talent needed to continue our product innovation;

●	our ability to decarbonize our supply chain;

●	the outcome of any known and unknown litigation and regulatory proceedings; and

●	other risks and uncertainties set forth in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 28 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Business and Properties

The business and properties of NextGen and Legacy Xos prior to the Business Combination are described in the Proxy Statement/Prospectus in the sections entitled “Information About NextGen” beginning on page 179 and “Information About Xos” beginning on page 194 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described above and in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 25 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Selected Historical Financial Information

The selected historical consolidated financial information and other data for the years ended December 31, 2020, 2019 and 2018 for Legacy Xos are set forth in the Proxy Statement/Prospectus beginning on page 21and incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements of Legacy Xos as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the regulations of the SEC and are set forth herein as Exhibit 99.1 and incorporated herein by reference.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited financial statements of Legacy Xos as of and for the years ended December 31, 2020, 2019 and 2018 and the related notes included in the Proxy Statement/Prospectus beginning on page F-46 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of June 30, 2021 and for the six months ended June 30, 2021 is set forth in Exhibit 99.2 hereto and incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2020 is set forth in the Proxy Statement/Prospectus beginning on page 170 and incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which the Company’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read together with the section entitled “Selected Historical Financial Information”. The discussion and analysis should also be read together with our pro forma financial information as of June 30, 2021 and for the six months ended June 30, 2021 (see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or in other parts in the definitive proxy statement / final prospectus dated July 30, 2021. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us” and “our” refer to the Company.

Overview

We are a mobility solutions company manufacturing Class 5 to 8 battery-electric commercial vehicles and facilitating fleet operations. Our mission is to decarbonize commercial transportation by developing innovative technologies and intelligent mobility solutions at the intersection of energy and software. We developed the X-Platform (our proprietary, purpose-built vehicle chassis platform) and the X-Pack (our proprietary battery system) specifically for the medium and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Our “Fleet-as-a-Service” package offers our customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.

Our innovative X-Platform and X-Pack provide modular features that allow us to accommodate a wide range of last-mile applications and enable us to offer clients a lower total cost of ownership compared to traditional diesel fleets. The X-Platform and X-Pack are available for purchase as part of the Xos vehicle. Both the X-Platform and X-Pack were engineered to be modular in nature to allow fleet operators to customize their vehicles to fit their specific commercial applications (e.g., upfitting with a specific vehicle body and/or tailoring battery range). In addition to a competitive purchase price, our technology can also drive savings throughout ownership through increased vehicle uptime, greater payload capacity and reduced service and maintenance expense. Ninety percent of vehicles in our targeted segments operate on routes under 200 miles per shift (referred to as “last-mile” routes). Vehicles that fulfill these predictable last-mile routes generally return to base hubs on a daily basis and are ideal candidates for electrification as operators are able to connect them to dedicated charging infrastructure. Our modular and cost-effective vehicles have been on the road and in customers’ hands since 2018, validating the durability and low-cost design of our vehicles. As of June 30, 2021, we have entered into binding agreements and non-binding letters of intent, memorandums of understanding and other similar agreements with over a dozen customers. Pursuant to binding agreements with both our end-user and dealer customers, our customers have agreed to purchase, subject to certain modification and cancellation provisions, a total of over 2,000 vehicle units with the option to purchase an additional 4,000 units which expires at the end of 2022, for a total backlog of over 6,000 vehicles units. During the six months ended June 30, 2021, we sold three vehicles and six powertrains. Since inception and up to June 30, 2021, we have delivered 32 vehicles and powertrains combined. We expect to deliver a total of 116 units in 2021. We expect to deliver over 90% of the aforementioned contracted non-option orders, which is over 1,800 vehicles, by the end of 2022. We anticipate that a portion of the aforementioned 4,000 optional orders, if exercised, may not be produced and delivered until 2023.

We have taken a conservative approach to capital deployment with our Flex manufacturing strategy. This strategy leverages our strategic partners’ existing facilities and labor to assemble up to 5,000 vehicles annually per facility once they are fully ramped up at an estimated average future cost of approximately $45 million dollars per facility build out. This strategy will enable us to scale our operations in a capital efficient manner and in lockstep with market demand. As of June 30, 2021, we have partnered with two third-party contract manufacturer partners to operate two Flex facilities with the combined capacity to manufacture approximately up to 10,000 vehicles per year once fully ramped up. We anticipate the production of each Flex facility to be up to 5,000 vehicles at peak capacity. We expect our current facilities to satisfy our currently projected vehicle production volumes through 2023.

Our Fleet-as-a-Service product facilitates the transition from traditional internal combustion engine vehicles to battery electric vehicles and provides fleet operators with a comprehensive set of solutions and products (including, but not limited to, energy services, service and maintenance, vehicle telematics, OTA updates and financing) to transition to and to operate an electric fleet. This product offering will combine traditionally disaggregated services into a bundled service package, thus reducing the cost and friction associated with electrifying commercial fleets. Services to be offered in our Fleet-as-a-Service offerings include our proprietary technologies and in-house services (X-Platform, X-Pack, energy services, digital fleet management products, over-the-air software update technology, and a wide-range of service products) and offerings from our industry partners, such as Dickinson Fleet Services for service and maintenance and DLL for financing. Our Fleet-as-a-Service is expected to increase the lifetime revenue of each vehicle sold by us. As of June 30, 2021, five customers have utilized our Fleet-as-a-Service offering. As of June 30, 2021, we have generated $2.6 million in revenue (or 47% of our revenue) from vehicle sales and $2.9 million in revenue (or 53% of our revenue) from our Fleet-as-a-Service offering.

We believe our growth in the coming years is supported by the strong secular tailwinds of climate change and e-commerce. Commercial trucks are the largest emitters of greenhouse gases per capita in the transportation industry. The U.S. federal, state and foreign governments, along with corporations such as FedEx, UPS and Amazon, have set ambitious goals to reduce greenhouse gas emissions. Simultaneously, e-commerce continues to grow rapidly and has been accelerated by changes in consumer purchasing behavior during the COVID-19 pandemic. We believe the increased regulation relating to commercial vehicles, the launch of sustainability initiatives from financial and corporate institutions and the rapid growth of last-mile logistics will fuel accelerated adoption of our products worldwide. We also believe that our distribution strategies will be a key factor to enhancing brand awareness and fueling business growth. We employ a hybrid distribution strategy, that utilizes both direct distribution and indirect distribution, through partnerships with dealer networks. Our dealer distribution network broadens our reach to fleet customers, creates efficiencies within our go-to-market strategy and facilitates other aspects of our Fleet-as-a-Service platform including service and maintenance.

We expect both our capital and operating expenditures and working capital requirements will increase significantly in connection with our ongoing activities, as we:

●	continue to invest in research and development and further develop and commercialize our core proprietary technologies, including our X-Platform chassis platform, X-Pack battery system and Fleet-as-a-Service platform;

●	increase our investment in marketing and advertising, sales and distribution infrastructure, both direct sales and sales through dealer networks, to accelerate the growth in sales of our products and services;

●	continue to invest in servicing our growing portfolio of vehicles on the road including account management, maintenance and service technicians and the Xosphere Intelligence Platform;

●	continue to build out supply chain team as well as additional battery and vehicle Flex assembly lines to bolster manufacturing capacity and meet demand targets;

●	continue to build out finance operations to maintain and improve financial controls, financial planning and risk management;

●	invest in operations functions including IT, administration and human resources to maintain and improve our operational systems, processes and procedures;

●	obtain, maintain, expand, and protect our intellectual property portfolio including patents, trade secrets, trademarks and copyrights; and

●	further invest in infrastructure to operate in accordance with public company standards and guidelines.

Recent Developments

Consummation of the Business Combination with NextGen

On August 20, 2021, the Company completed the Closing of the Business Combination with NextGen, which was announced on February 21, 2021. As a result of the Business Combination, Xos Fleet, Inc. will be the accounting predecessor and the combined entity will be the successor SEC registrant, and Xos Fleet, Inc.’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The completion of the business combination resulted in net proceeds of $216.7 million in cash (including proceeds from NextGen trust account and PIPE investment less transaction costs and redemptions). For further details, see the sections entitled “Introductory Note” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Series A Equity Financing

During the fourth quarter of 2020, Legacy Xos executed the initial closing of a financing round and issued Series A preferred shares (the “Series A Financing’’). The Series A Financing included the authorization of 25,794,475 shares of preferred stock in classes A through A-10. Class A was allocated to investors who contributed new money to Legacy Xos, while Class A-1 through A-10 were issued in exchange to convertible note holders. As part of this raise, 1,411,764 preferred Class A shares and one warrant exercisable for 319,411 of preferred Class A shares were issued for aggregate cash proceeds of $9.5 million and a subscription receivable of $2.4 million. As a result of this transaction and other transactions with Legacy Xos’ common stock, Legacy Xos had outstanding subscription receivable balances of $2.8 million as of December 31, 2020. Such subscription receivable balances were presented net of additional paid in capital in these financial statements. Subsequent to December 31, 2020, the Legacy Xos issued an additional 3,739,846 preferred Class A shares raising $31.8 million in cash proceeds, and the conversion of the $30,000 simple agreement for future equity (“SAFE”) Note. This transaction triggered a contractual conversion of all of the convertible debt and accrued interest into preferred stock issuing shares in Class A-1 through A-10.

Supply Chain Disruptions

Global economic conditions, which the COVID-19 pandemic has contributed to, has impacted our ability to source certain of our critical inventory items. The series of restrictions imposed and the speed and nature of the recovery in response to the pandemic has placed a burden on our supply chain management, including but not limited to the following areas:

●	Semiconductor chip shortage: The global silicon semiconductor industry has experienced a shortage in supply and difficulties in ability to meet customer demand. This shortage has led to an increase in lead-times of production of semiconductor chips and components since the beginning of 2020.

●	Supply limitation on vehicle bodies and aluminum: Vehicle body suppliers are currently experiencing elevated pricing or a shortage of key materials such as aluminum.

Despite supply chain disruptions, we have continued to source inventory for our vehicles and our purchasing team has been working with vendors to find alternative solutions to areas where there are supply chain constraints, and where appropriate and critical, has placed orders in advance of projected need to ensure inventory is able to be delivered in time for production plans.

However, continued tightness in supply availability could lead to previously unforeseen cost and delivery pressures on certain material and logistical costs in the second half of the year. As the Company accelerates execution of its strategic plans post-merger, we will endeavor to be strategic in our cost action plans, including working with various vendors and service providers to provide us cost-effective arrangements.

Impact of COVID-19

As the COVID-19 pandemic continues to evolve, including the continued spread of the Delta variant in the U.S. and other countries and the potential emergence of other SARS-CoV-2 variants that may prove especially contagious or virulent, the ultimate extent of the impact on our businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies. During the six-month period ended June 30, 2021, despite the continued COVID-19 pandemic, we continued to operate our business at full capacity, including all of our manufacturing and research and development operations, with the adoption of enhanced health and safety practices including an indoor mask policy and vaccination policy for our employees who work onsite. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and negatively impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Business Combination and Public Company Costs

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, NextGen has been treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results is an increase in cash by $216.7 million, net of transaction costs and redemptions. Total non-recurring transaction costs will approximately be $55.4 million. For further details, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the completion of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company with ticker “XOS”, which has required us and will continue to require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of the definitive proxy statement / final prospectus dated July 30, 2021.

Successful Commercialization of our Products and Services

We expect to derive future revenue from sales of our vehicles, battery systems and Fleet-as-a-Service offering. As many of these products are in development, we will require substantial additional capital to continue developing our products and services and bring them to full commercialization as well as fund our operations for the foreseeable future. Until we can generate sufficient revenue from product sales, we expect to finance our operations through commercialization and production with proceeds from the Business Combination and the Series A Financing. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our commercialization efforts.

Customer Demand

We have sold a limited number of our vehicles to our existing customers, have agreements with future customers and have received interest from other potential customers. We expect that the sales of our vehicles and services to our existing and future customers will be an important indicator of our performance.

Supply Chain Management

As noted in the “Recent Developments” section, there are certain areas in our supply chain management that have been disrupted due to global economic conditions and the prolonged effect of the COVID-19 pandemic. Our ability to find alternative solutions to meet customer demands will affect our financial performance.

Components of Results of Operations

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Xos and its wholly owned subsidiaries, Xos Fleet, Inc. and Rivordak, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. All long-lived assets are maintained in, and all losses are attributable to, the United States. See Note 1 in the accompanying audited consolidated financial statements for more information.

Currently, we conduct business through one operating segment. We are currently an early stage growth company with minimal commercial operations, and our manufacturing activities to-date have been conducted exclusively within the United States and Mexico. For more information about our basis of operations, refer to Note 1 in the accompanying financial statements.

Revenues

To date, we have primarily generated revenues from the sale of electric step van and stripped chassis vehicles and battery systems and the licensing of our software systems. Our stripped chassis is our vehicle offering that comprises our X-Platform electric vehicle base and X-Pack battery systems, which customers can upfit with their preferred vehicle body. As we continue to expand our commercialization, we expect our revenue to come from these products and other vehicle offerings including chassis cabs, which will feature our chassis and powertrain with the inclusion of a proprietarily designed cab, and tractors, a shortened version of the chassis cab designed to haul trailers (also known as “day cabs”), that travel in last-mile use cases. In addition, we will offer a full suite of service offerings including energy services, service and maintenance, telematics and financing.

We recognize revenue consisting of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances. Revenue is measured as the amount of consideration we expect to receive in exchange for delivering products. All revenue is recognized when we satisfy the performance obligations under the contract. We recognize revenue by delivering the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products. For shipping and handling charges, revenue is recognized at the time the products are delivered to or picked up by the customer. The majority of our current contracts have a single performance obligation, which is met at the point in time that the product is delivered, and title passes, to the customer, and are short term in nature.

Cost of Goods Sold

To date, our cost of goods sold has included materials and other direct costs related to production of our vehicles, including components and parts, batteries, and direct labor costs, among others. Materials include inventory purchased from suppliers, as well as assembly components that are assembled by company personnel. Direct labor costs relate to the wages of those individuals responsible for the assembly of vehicles delivered to customers. We are continuing to undertake efforts to find more cost-effective vendors and sources of parts to lower our overall cost of production. Direct labor and overhead costs relate primarily to expenses incurred through our third-party manufacturing partners. We expect these expenses to increase in future periods as production volume increases to meet expected growth in customer demand.

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the design and development of our vehicles and battery systems, which include:

●	Expenses related to materials and, supplies consumed in the development and modifications to existing vehicle designs, new vehicle designs contemplated for additional customer offerings, and our battery pack design; and

●	Fees paid to third parties such as consultants and contractors for engineering and computer-aided design (CAD) work on vehicle designs and other third-party services.

We expect our research and development costs to increase materially for the foreseeable future as we continue to invest in research and development of our battery systems, chassis design and certain other technologies. As such, we expect salaries, benefits, and expenses related to those employees whose primary function is in the design and development of new and redesigned vehicle and battery design (primarily in our engineering department) to increase and be allocated.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of expenses related to our marketing of vehicles and brand initiatives. These marketing efforts include travel expenses of our sales force who are primarily responsible for introducing our platform and offerings to potential customers. Expenses related to web design, marketing and promotional items, and consultants who assist in the marketing of the Company are also included in these expenses.

We expect these expenses to increase for the foreseeable future as travel expands due to the planned expansion of our sales team and increasing deployment of both direct and indirect marketing efforts. We expect an increase in our cost of sales and marketing expenses as we expand our ongoing hybrid distribution strategy, that utilizes both direct distribution and indirect distribution through partnerships with our dealer network.

General and Administrative Expenses

General and administrative expenses (“G&A”) consist of personnel-related expenses, outside professional services, including legal, audit and accounting services, as well as expenses for facilities, non-sales related travel, and general office supplies and expenses. Personnel-related expenses consist of salaries, benefits, stock-based compensation, and associated payroll taxes. Overhead items including rent, insurance, utilities, and other items are included as general and administrative expenses.

We expect our G&A to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to begin to allocate personnel-related expenses to the departments in which employees provide their primary service, including sales and marketing, and research and development. Corporate executives, finance legal and other administrative functions’ personnel-related expenses will remain as general and administrative expense.

Depreciation Expense

Depreciation is provided on property and equipment over the estimated useful lives on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of loss. No depreciation is allocated to cost of goods sold, research and development, or general and administrative expenses.

Interest Income (Expense)

Interest income (expense) consists primarily of interest received or earned on our cash and cash equivalents and note receivable balances. Interest expense includes interest paid on our equipment loans and convertible notes, as well as the amortization of the associated discount on the convertible notes.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

The following table sets forth our historical operating results for the periods indicated:

For the Six Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Revenues	$1,389	$573	$816	142%
Cost of goods sold	1,257	478	779	163%
Gross profit	132	95	37	39%
Operating Expenses
Research and development	3,630	1,713	1,917	112%
Sales and marketing	151	77	74	96%
General and administrative	9,369	1,924	7,445	387%
Depreciation	380	148	232	157%
Total Operating Expenses	13,530	3,862	9,668	250%
Loss from Operations	(13,398)	(3,767)	(9,631)	256%
Other Income (Expenses)
Interest expense	(13)	(1,319)	1,306	99%
Change in fair value of derivatives	4,964	—	4,964	100%
Write-off of subscription receivable	(379)	—	(379)	100%
Realized loss on debt extinguishment	(14,104)	—	(14,104)	100%
Miscellaneous	(78)	4	(82)	205%
Total Other Income (Expenses)	(9,610)	(1,315)	(8,295)	631%
Net Loss	$(23,008)	$(5,082)	$(17,926)	353%

Revenues

Our total revenue increased by $0.8 million or 142% from $0.6 million in the six months ended June 30, 2020 to $1.4 million in the six months ended June 30, 2021. This increase was the result of an increase in the number of vehicles and powertrains delivered to two different customers. We increased sales by selling three vehicles and six powertrains in the six months ended June 30, 2021 compared to five powertrains in the six months ended June 30, 2020.

Cost of Goods Sold

Cost of goods sold increased by $0.8 million or 163% from $0.5 million in the six months ended June 30, 2020 to $1.3 million in the six months ended June 30, 2021. The increase in the cost of goods sold was directly related to the increased sales of our vehicles. We are continuously working to source materials from more cost-effective sources.

Research and Development

Research and development expenses increased by $1.9 million or 112% from $1.7 million in the six months ended June 30, 2020 to $3.6 million in the six months ended June 30, 2021. The increase was primarily due to the ongoing development of new battery designs and product offerings as well as further refinement of our chassis design. These increased costs were incurred through the utilization of consultants and software licenses who were tasked to assist company personnel in the design, development and testing of our next generation battery design and redesigning existing vehicle designs to accommodate the dimensions and requirements of the new battery packs. We also began classifying the salaries of those individuals responsible for research and development activities from general and administrative to research and development.

General and Administrative

General, and administrative expenses increased by $7.4 million or 387% from $1.9 million in the six months ended June 30, 2020 to $9.4 million in the six months ended June 30, 2021, primarily due to an increase in personnel including sales, legal and accounting personnel relating to the Business Combination. We also increased our spend relating to consultants who assisted in the implementation of our new ERP system, financial processes, and legal consultants who consulted on the Business Combination. We also increased our spend on the previously mentioned new ERP system and our new headquarters.

Interest Expense

Interest expense decreased $1.3 million or 99% from $1.3 million in the six months ended June 30, 2020 to $0.0 in the six months ended June 30, 2021. The interest expense in prior year represents interest on the convertible notes which were converted in January 2021.

Change in Fair Value of Derivatives

The account represents the revaluation of derivative instruments to the fair market at the end of each reporting period.

Write-off of Subscription Receivable

In 2020, the Company had a promissory note receivable in the amount of $364,000 due from the Company’s COO, Giordano Sordoni. The note was utilized to exercise options provided to him by the Company. The principal balance of the note and the associated accrued interest was subsequently forgiven during the six months ended June 30, 2021. No similar transaction occurred during the six months ended June 30, 2021.

Realized Loss on Debt Extinguishment

This represents the loss on the conversion of convertible debt into preferred shares during the six months ended June 30, 2021. No similar transaction occurred during the six months ended June 30, 2020.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other non-recurring items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020, respectively:

	Six Months Ended June 30,
(in thousands)	2021	2020
Net loss	$(23,008)	$(5,082)
Interest expense, net	13	1,319
Depreciation	380	148
EBITDA	$(22,615)	$(3,615)
Change in fair value of derivative instruments	(4,964)	—
Realized loss on debt extinguishment	14,104	—
Stock based compensation	3	8
Adjusted EBITDA	$(13,472)	$(3,607)

Liquidity and Capital Resources

Prior to our Series A Financing in December 2020, we had financed our operations primarily from the sales of convertible notes. In December 2020, we had the initial closing of our Series A Financing and in the first quarter of 2021, we completed the Series A Financing, including the conversion of all our convertible notes into shares of redeemable preferred stock. As of June 30, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $23.6 million.

As an early stage growth company, the net losses we have incurred since inception are consistent with our strategy and budget. We will continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities with respect to our vehicles and battery systems, scale our operations to meet anticipated demand and establish our Fleet-as-a-Service offering. We have realized recurring losses from operations and have cash outflows from operating activities that raise substantial doubt about our ability to continue as a going concern.

Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

As of the date of this Form 8-K filing, our existing cash resources, including capital raised in the Series A Financing and Business Combination, are sufficient to support planned operations for at least the next 12 months. As a result, the Xos’ management believes that its current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements as of and for the six months ended June 30, 2021.

Cash Flows Summary

The following table provides a summary of cash flow data:

	Six Months Ended June 30,
(in thousands)	2021	2020
Net cash used in operating activities	$(20,153)	$(4,040)
Net cash used in investing activities	(702)	(143)
Net cash provided by financing activities	34,113	13,036

Cash Flows from Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in inventory reserves and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was $20.2 million for the six months ended June 30, 2021, primarily consisting of a net loss of $23.0 million, non-cash charges of $9.9 million, $4.9 million additional inventory as our production ramps, $0.4 million increase in accounts receivable related to sales, and a $1.7 million increase in current assets primarily an increase in prepaid inventory.

Net cash used in operating activities was $4.0 million for the six months ended June 30, 2020, primarily consisting of a net loss of $3.6 million from normal operations of the Company, $0.3 million increase in accounts receivable, $0.3 million decrease in inventory, $0.3 million increase in other assets primarily related to prepaid inventory, $0.9 million increase in interest payable on convertible debt, and a $0.7 million decrease in accounts payable.

Cash Flows from Financing Activities

We continue to experience negative cash flows from investing activities as we expand our business. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to expand.

Net cash used in investing activities was $0.7 million for the six months ended June 30, 2021, primarily consisting of property and equipment additions.

Net cash used in investing activities was $0.1 million for the six months ended June 30, 2020, primarily consisting of property and equipment additions.

Cash Flows from Financing Activities

Net cash provided by financing activities was $34.2 million for the six months ended June 30, 2021, primarily consisting of the issuance of convertible preferred shares in the amount of $31.8 million for cash in January and February 2021, and the collection of the outstanding subscription receivable in the amount of $2.4 million.

Net cash provided by financing activities was $13.0 million for the six months ended June 30, 2020, primarily consisting of the issuance of convertible notes payable.

Contractual Obligations and Commitments

We do not have any material contractual obligations or other commitments as of June 30, 2021, other than those disclosed in the Company’s consolidated financial statements included in this filing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) which requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The areas with significant estimates and judgments include, among others, share-based compensation, the fair value of the Company’s common and preferred stock, valuation of the convertible notes and the related embedded derivative, SAFE note and warrant liability on Series A preferred stock. We base our estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our financial statements.

There have been no material changes to our critical accounting policies and estimates as described in the accompanying financial statements as of and for the six-months ended June 30, 2021.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements (see Note 2 in the accompanying audited financial statements), we believe that the following accounting policies require a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Share-Based Compensation

We account for share-based payments that involve the issuance of shares of common stock to employees and nonemployees and meet the criteria for equity-classified awards as share-based compensation expense based on the grant-date fair value of the award. Prior to the Business Combination we issued stock option awards to employees and nonemployees. Post-Business Combination, we may issue both stock options and restricted stock units (“RSUs”) to employees and nonemployees, including non-employee directors. Certain employees hired prior to the Business Combination were promised options that will be granted as RSUs post-Business Combination when we have our Form S-8 on file with the SEC. As a result, we expect the compensation expense relating to stock-based awards to increase in the succeeding quarters.

The fair value of the stock options issued to employees and nonemployees was estimated at each grant date using the Black-Scholes model which requires the input of the following subjective assumptions:

(a)	the length of time grantees will retain their vested awards before exercising them for employees and the contractual term of the options for nonemployees (“expected term”);

(b)	The volatility of our common stock price over the expected term;

(c)	the expected dividends rate; and

(d)	the risk-free interest rate over the award’s expected term.

Warrant Liability on Convertible Preferred Stock

Due to proximity of the expected consummation of the Business Combination, the valuation of the warrant as of June 30, 2021 was determined using the probability weighted expected return method (“PWERM”) framework, incorporating the weighting of the likely two scenarios, as described more fully below:

●	Merger/public scenario: 75% probability of occurrence with per share value determined on a discounted basis using post-merger equity value of existing Xos stockholders less expected proceeds from the exercise of the warrant.

●	Private scenario: 25% probability of occurrence with per share value determined based on equal 50-50 weighting of the (i) market approach (ie. average revenue multiples derived from our peer group under the guideline public company method) and (ii) income approach (ie. utilizing the Company’s projections under the discounted cash flow method).

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this filing for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Internal Control Over Financial Reporting

In connection with our internal controls over the financial reporting process we have implemented the below, to appropriately prevent or detect a material misstatement of our annual or interim financial statements, on a timely basis.

●	The entire finance department was replaced and a new team was hired beginning in mid-2020. The department has been expanded since this time to continue to address and implement additional internal controls, and ensure the ability to have timely financial reporting.

●	We have recruited additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources.

●	We have expanded cross-functional involvement and input into period end expense accruals, as well as implemented process improvements in both our IT and business cycle processes.

●	We have been and continue to design and implement additional automation and integration in our financially significant systems, most recently with the implementation of our new enterprise resource planning (ERP) system.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address matters we identify.

No material weaknesses were identified in connection with the audit of our financial statements for the years ended December 31, 2020, and 2019.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, we had cash and cash equivalents of $23.6 million which are not invested in interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. Therefore, interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Currency Risk

There was no material foreign currency risk for the six months ended June 30, 2021 and 2020.

Inflation Risk

We monitor inflation and the effects of changing prices. Inflation increases the cost of goods and services used. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset these higher costs through price increases or mitigate the impact through alternative solutions. Our inability to do so could harm our business, financial condition and results of operations.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing is set forth in the Proxy Statement/Prospectus in the sections entitled “Management of New Xos Following the Business Combination” and “Executive Compensation” beginning on pages 212 and page 233, respectively, of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Directors

Effective as of the Closing, in connection with the Business Combination, the size of the board of directors of the Company (the “Board”) was set at six members. Each of Gregory L. Summe, S. Sara Mathew, Jeffrey M. Moslow and Josef H. von Rickenbach resigned as directors of the Company effective as of the Closing. Effective as of the Closing, Dakota Semler, Giordano Sordoni, Burt Jordan, S. Sara Mathew, George Mattson and Ed Rapp were elected to serve as directors on the Board. Mr. Semler will serve as the Chairman of the Board, and Mr. Mattson as the lead independent director.

Burt Jordan and Ed Rapp were appointed to serve as Class I directors, with terms expiring at the Company’s 2022 annual meeting of stockholders; George Mattson and Giordano Sordoni were appointed to serve as Class II directors, with terms expiring at the Company’s 2023 annual meeting of stockholders; and S. Sara Mathew and Dakota Semler were appointed to serve as Class III directors, with terms expiring at the Company’s 2024 annual meeting of stockholders. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section entitled “Management of New Xos Following the Business Combination—Executive Officers and Directors After the Business Combination” beginning on page 212 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Independence of Directors

The Board has determined that each of the directors of the Company other than Messrs. Semler and Sordoni qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Committees of the Board of Directors

Effective as of as of the Closing, the standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees reports to the Board.

On August 20, 2021, effective as of the Closing, the Board appointed Ed Rapp, S. Sara Mathew, Mr. Mattson and Burt Jordan to serve on the Audit Committee, with Mr. Rapp serving as chair of the Audit Committee. The Board also, effective as of the Closing, appointed S. Sara Mathew, George Mattson, Burt Jordan and Mr. Rapp to serve on the Compensation Committee, with Ms. Mathew serving as chair of the Compensation Committee. The Board appointed George Mattson, S. Sara Mathew and Ed Rapp to serve on the Nominating and Corporate Governance Committee, with Mr. Mattson serving as chair of the Nominating and Corporate Governance Committee.

Executive Officers

Effective as of the Closing, in connection with the Business Combination, the Board appointed the following individuals as the Company’s executive officers: Dakota Semler to serve as Chief Executive Officer, Giordano Sordoni to serve as Chief Operating Officer, Robert Ferber to serve as Chief Technology Officer and Kingsley Afemikhe to serve as Chief Financial Officer. Effective as of the Closing, George N. Mattson and Gregory L. Summe resigned as Co-Chairmen, and Patrick T. Ford resigned as Chief Financial Officer and Secretary. The biographical information for the new executive officers set forth in the Proxy Statement/Prospectus in the section entitled “Management of New Xos Following the Business Combination” beginning on page 212 of the Proxy Statement/Prospectus, is incorporated herein by reference.

Director Compensation

On August 26, 2021, the Board adopted an amended and restated non-director employee compensation policy. Pursuant to this policy, each member of the Board who is not an employee of the Company receives the following compensation for his or her service as a member of the Board:

●	For directors that join the Board before December 31, 2021, an initial equity grant equal to $270,000, which vests ratably over a three-year period, with one-third vesting on each anniversary of the grant date, subject to the Board member’s continued service on the Board; and

●	An annual equity grant equal to $200,000, which fully vests one year following the date of grant, subject to the Board member’s continued service on the Board.

The lead independent director will receive a cash retainer of $25,000 for his or her service in that role. The chairs of the audit committee, compensation committee and nominating and corporate governance committee will receive cash retainers of $20,000, $15,000 and $10,000, respectively, for his or her respective committee service.

Executive Compensation

The Company intends to enter into individual amended and restated employment agreements with Dakota Semler, Giordano Sordoni, Robert Ferber and Kingsley Afemikhe, which will supersede their existing employment agreements. Details of the employment agreements will be filed and descriptions thereof shall be included when filed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of the Closing Date, after giving effect to the Closing, by:

●	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

●	each current named executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 162,184,621 shares of Common Stock issued and outstanding as of the Closing Date and do not take into account the issuance of any shares of Common Stock upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (the “Warrants”) to purchase 18,833,334 shares of Common Stock, or the exercise of options to purchase 1,039,947 shares of Common Stock, in each case subject to any applicable vesting conditions. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Dakota Semler(2)	57,132,178	35.2%
Giordano Sordoni	23,253,816	14.3%
Robert Ferber(3)	611,386	*
Kingsley Afemikhe(4)	301,717	*
Burt Jordan	—	*
S. Sara Mathew	—	*
George N. Mattson(5)	9,375,000	5.8%
Ed Rapp(6)	230,169	*

All Directors and Executive Officers of the Company as a Group (eight individuals)	90,904,267	56.0%

Five Percent Holders:
Aljomaih Automotive Co.(7)	19,301,251	11.9%
Emerald Green Trust(8)	53,745,903	33.1%
NextGen Sponsor LLC(5)	9,375,000	5.8%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of those listed in the table above is 3550 Tyburn Street, Suite 100, Los Angeles, California 90065.

(1)	Unless otherwise noted, the business address of those listed in the table above is 3550 Tyburn Street, Suite 100, Los Angeles, California 90065.
(2)	Consists of (i) 2,884,155 shares of Common Stock held directly by Mr. Semler, (ii) 53,745,903 shares of Common Stock held by Emerald Green Trust and (iii) 502,120 shares of Common Stock held by GenFleet, LLC. Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust and GenFleet, LLC by virtue of his shared control over such entities.
(3)	Consists of (i) 427,971shares of Common Stock held by Mr. Ferber and (ii) 183,415 shares of Common Stock issuable upon the exercise of options within 60 days of August 20, 2021.
(4)	Consists of 258,615 shares of Common Stock and 43,103 shares of Common Stock issuable upon the exercise of options within 60 days of August 20, 2021.
(5)	Mr. Mattson is deemed to beneficially own securities held by NextGen Sponsor by virtue of his shared control over NextGen Sponsor. The business address of Mr. Mattson and NextGen Sponsor is c/o NextGen Acquisition Corporation, 2255 Glades Road, suite 324A, Baca Raton, FL 33431 and post-Business Combination is 3550 Tyburn Street, Suite 100, Los Angeles, CA 90065.
(6)	Consists of 117,647 shares of Common Stock held by Edward Joseph Rapp TTEE U/A DTD 02/07/2005.
(7)	The shares of Common Stock reported herein are directly owned by Aljomaih Automotive Co. (“Aljomaih Automotive”). Aljomaih Automotive is wholly owned by Aljomaih Holding Co. (“Aljomaih”). The board of directors of Aljomaih has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Aljomaih Automotive. Mohammed Al-Abdullah Aljomaih, Mohammed Abdulaziz Aljomaih, Abdulrahman Abdulaziz Aljomaih, Hamad Abdulaziz Aljomaih are each a shareholder and a director of Aljomaih and may be deemed to beneficially own securities held by Aljomaih Automotive. The business address of the reporting person is P.O Box 224, Dammam Postal Code 31411, Saudi Arabia.
(8)	Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust by virtue of his shared control over Emerald Green Trust and thus such securities are included above for Mr. Semler’s ownership. The business address of the reporting person is 32111 Mulholland Hwy, Malibu, CA 90265.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Company are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 241 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement/Prospectus in the section “Information About Xos—Legal Proceedings” on page 211 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

NextGen Class A Ordinary Shares and the Warrants were historically quoted on The Nasdaq Capital Market under the symbols “NGAC” and “NGACW,” respectively. On August 20, 2021, the Common Stock and Warrants began trading on The Nasdaq Capital Market under the new trading symbols “XOS” and “XOSWW,” respectively.

As of the Closing Date and following the completion of the Business Combination, the Company had 162,184,621 shares of the Common Stock issued and outstanding held of record by 132 holders, and 18,833,298 Warrants outstanding held of record by 2 holders.

On August 20, 2021, in connection with the Closing, all of the units previously issued by NextGen separated into their component parts of one share of Common Stock and one-third of one Warrant to purchase one share of Common Stock, and the units ceased trading on The Nasdaq Capital Market.

Dividends

The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities to be Registered

Common Stock

A description of the Common Stock is included in the Proxy Statement/Prospectus in the section entitled “Description of New Xos’ Securities—New Xos Common Stock” beginning on page 248 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Warrants

A description of the Company’s Warrants is included in the Proxy Statement/Prospectus in the section entitled “Description of New Xos’ Securities—Redeemable Warrants” beginning on page 249 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” beginning on page 218 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section entitled “Indemnification Agreements” is incorporated by reference into this Item 2.01.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Report relating to the changes in certifying accountant.

Financial Statements and Exhibits

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

The shares of Common Stock issued in connection with the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On August 20, 2021, the Audit Committee of the Company’s Board of Directors approved the engagement of WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021, subject to execution of the engagement letter. Withum served as the independent registered public accounting firm of Legacy Xos prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), NextGen’s independent registered public accounting firm prior to the Business Combination, was informed on the Closing Date that it would be dismissed and replaced by Withum as the Company’s independent registered public accounting firm.

Marcum’s report on NextGen’s financial statements as of December 31, 2020, and for the period from July 29, 2020 (inception) through December 31, 2020, and the related notes to the financial statements (collectively, the “financial statements”), did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about the Company's ability to continue as a going concern.

During the period from July 29, 2020 (inception) through December 31, 2020, and the subsequent period through August 20, 2021, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act, except for the control deficiency disclosed as a material weakness in NextGen’s Annual Report on Form 10-K/A.

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A letter from Marcum is attached hereto as Exhibit 16.1.

Item 5.01.	Changes in Control of the Registrant.

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As a result of the completion of the Business Combination pursuant to the Merger Agreement, a change of control of NextGen has occurred, and the stockholders of NextGen as of immediately prior to the Closing held 10.5% of the outstanding shares of Common Stock immediately following the Closing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Xos, Inc. 2021 Equity Incentive Plan

At extraordinary general meeting of the stockholders of the Company on August 18, 2021 (the “Special Meeting”), the stockholders of the Company considered and approved the Xos, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was previously approved, subject to stockholder approval, by the Board of Directors of NextGen on July 19, 2021, and on the Closing Date, the Board ratified the approval of the 2021 Plan. The 2021 Plan became effective immediately upon the Closing.

A description of the 2021 Plan is included in the Proxy Statement/Prospectus in the section entitled “Equity Incentive Plan Proposal” beginning on page 148 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The foregoing description of the 2021 Plan is qualified in its entirety by the full text of the 2021 Plan, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Xos, Inc. 2021 Employee Stock Purchase Plan

At the Special Meeting, the stockholders of the Company considered and approved the Xos, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The 2021 ESPP was previously approved, subject to stockholder approval, by the Board of Directors of NextGen on July 19, 2021, and on the Closing Date, the Board ratified the approval of the 2021 ESPP. The 2021 ESPP became effective immediately upon the Closing.

A description of the 2021 ESPP is included in the Proxy Statement/Prospectus in the section entitled “ESPP Proposal” beginning on page 155 of the Proxy Statement/Prospectus, which is incorporated herein by reference. The foregoing description of the 2021 ESPP is qualified in its entirety by the full text of the 2021 ESPP, which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Merger, which fulfilled the definition of a business combination as required by the Amended and Restated Memorandum and Articles of Association of Company, as in effect immediately prior to the Domestication, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Merger Agreement are included in the Proxy Statement/Prospectus in the section entitled “BCA Proposal” beginning on page 82 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The unaudited condensed consolidated financial statements of Legacy Xos as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 are set forth herein as Exhibit 99.1 and are incorporated herein by reference.

The historical audited financial statements of Legacy Xos as of and for the years December 31, 2020, 2019 and 2018 and the related notes included in the Proxy Statement/Prospectus beginning on page F-46 of the Proxy Statement/Prospectus are incorporated herein by reference.

The unaudited condensed consolidated financial statements of NextGen as of June 30, 2021 and for the six months ended June 30, 2021 and the related notes are included in NextGen’s Quarterly Report on Form 10-Q filed on August 17, 2021 and are incorporated herein by reference.

The audited consolidated financial statements of NextGen as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020 and the related notes are included in the Proxy Statement/Prospectus beginning on page F-3 of the Proxy Statement/Prospectus and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company as of June 30, 2021 and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2020 is set forth in the Proxy Statement/Prospectus beginning on page 170 and incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated as of February 21, 2021, as amended on May 14, 2021, by and among NextGen, Sky Merger Sub I, Inc. and Legacy Xos.
2.2	Amendment to the Agreement and Plan of Merger, dated as of May 14, 2021.
3.1	Certificate of Incorporation of the Company.
3.2	Bylaws of the Company.
4.1	Form of Specimen Common Stock Certificate of the Company.
4.2	Form of Warrant Certificate of the Company.
4.3	Warrant Agreement, dated October 6, 2020, between NextGen and Continental Stock Transfer & Trust Company, as warrant agent.
10.1	Form of Subscription Agreement, by and between the NextGen and the undersigned subscriber party thereto.
10.2	Amended and Restated Registration Rights Agreement, by and among the Company, NextGen Sponsor and certain former stockholders of Legacy Xos.
10.3	Form of Lock-Up Agreement.
10.4	Letter Agreement, dated October 6, 2020, among NextGen, NextGen Sponsor and the Registrant’s officers and directors.
10.5	Form of Indemnification Agreement by and between the Company and its directors and officers.
10.6#	Xos, Inc. 2021 Equity Incentive Plan.
10.6(a)#	Form of Global Option Grant Notice.
10.6(b)#	Form of Global RSU Award Grant Notice.
10.7#	Xos, Inc. 2021 Employee Stock Purchase Plan.
10.8+	Sublease between Legacy Xos and R.R. Donnelley & Sons Company, dated February 2, 2021.
10.8(a)+	Consent to Sublease Agreement between RIF V – Glendale Commerce Center, LLC, R.R. Donnelley & Sons Company and Legacy Xos dated February 5, 2021.
16.1	Letter from Marcum LLP to the SEC, dated August 23, 2021.
21.1	List of Subsidiaries.
99.1	Unaudited condensed consolidated financial statements of Legacy Xos as of June 30, 2021 and for the six months ended June 30, 2021 and 2020.
99.2	Unaudited pro forma condensed combined financial information of the Company as of June 30, 2021 and for the six months ended June 30, 2021.
104	iXBRL language is updated in the Exhibit Index

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2021

XOS, INC.

By:	/s/ Kingsley Afemikhe
Kingsley Afemikhe
Chief Financial Officer